Designated Filer:	Basswood Capital Management, L.L.C.
Issuer & Ticker Symbol:	Regional Management Corp. [RM]
Date of Event Requiring Statement:	August 20, 2021

Explanation of Responses:
1.
This Form 4 is filed on behalf of Matthew Lindenbaum, Bennett Lindenbaum, Basswood Capital Management, L.L.C. (“BCM”) and Basswood Opportunity Fund, Inc. (“BOF”) (collectively, the “Reporting Persons”). BCM is the investment manager or adviser to BOF, Basswood Opportunity Partners, LP (“BOP”), Basswood Financial Fund, LP (“BFF”) and Basswood Financial Long Only Fund, LP (“BFLOF”) (collectively, the “Funds”) and certain separate managed accounts managed by BCM (the “Managed Accounts”) and may be deemed to have a pecuniary interest in the Common Stock directly held by the Funds and held in the Managed Accounts. Matthew Lindenbaum and Bennett Lindenbaum are the managing members of BCM and may be deemed to have a pecuniary interest in the Common Stock directly held by the Funds and held in the Managed Accounts, and also directly hold shares of Common Stock.  In accordance with Instruction 4(b)(iv), the entire amount of Common Stock held by the Funds or Managed Accounts are reported herein. Each Reporting Person disclaims beneficial ownership of all shares of Common Stock that are beneficially owned by the Funds or Managed Accounts, except to the extent of any direct or indirect pecuniary interest therein. BCM also disclaims beneficial ownership of the shares held directly by Matthew Lindenbaum and Bennett Lindenbaum. Matthew Lindenbaum and Bennett Lindenbaum each disclaim beneficial ownership of the shares held directly by the other. The inclusion of these securities in this report shall not be deemed an admission of beneficial ownership of any securities reported herein for purposes of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise.
Jonathan D. Brown, a senior analyst at BCM, serves on the board of directors of the Issuer as a representative of the Reporting Persons.  As a result, each of the Reporting Persons is a “director-by-deputization” solely for purposes of Section 16 of the Exchange Act.  By reason of the provisions of Rule 16a-1 of the Exchange Act, each of the Reporting Persons may be deemed to be a beneficial owner of the shares of Common Stock issued to Jonathan D. Brown. Each Reporting Person disclaims beneficial ownership of all shares of Common Stock that are beneficially owned by Jonathan D. Brown.

2.	Common Stock held directly by BOF.
3.	Common Stock held directly by certain of the Managed Accounts.
4.	Common Stock held directly by BOP.
5.	Common Stock held directly by BFF.
6.	Common Stock held directly by BFLOF.
7.	Common Stock held directly by Jonathan D. Brown.